Exhibit 99.1

Gen Re and TransRe Form Exclusive Broker Market Underwriting Relationship

TransRe to Manage Gen Re’s Broker Market Treaty Business in U.S. and Canada Under 5-year Agreement

NEW YORK, NY, July 5, 2016 – General Reinsurance Corporation (“Gen Re”), a wholly owned subsidiary of Berkshire Hathaway Inc. (NYSE:BRK), and Transatlantic Reinsurance Company (“TransRe”), a wholly owned subsidiary of Alleghany Corporation (NYSE:Y), jointly announced today that they have entered into an initial five-year agreement for TransRe to act as exclusive underwriting manager on behalf of Gen Re for U.S. and Canadian property and casualty treaty reinsurance business produced by brokers and intermediaries.

This new arrangement provides brokers and intermediaries access to Gen Re’s traditionally direct-only capacity through a new underwriting platform fully managed by TransRe. By leveraging TransRe’s underwriting acumen, claims expertise and broker relationships across the combined financial strength of the two companies, the new facility will deliver enhanced solutions to the reinsurance market including broader capacity and line size, while providing consistency and assurance in execution.

“This arrangement between Gen Re and TransRe creates a unique and compelling new capability in the North American broker reinsurance market. We are combining the strengths, capacity, and reputations of two outstanding organizations to enable improved panel diversification and creditworthiness with one-stop seamless service,” said TransRe President and CEO Michael Sapnar.

Kara Raiguel, Gen Re President and CEO, commented, “We are enthusiastic about partnering with TransRe to bring Gen Re’s industry-leading security to clients through the brokered market. TransRe’s proven underwriting track record and excellent broker relationships make them the ideal partner for Gen Re for this important long-term strategic initiative.”

The facility is expected to be available for U.S. and Canadian broker market treaty business written on and after August 1, 2016, subject to applicable regulatory approvals or authorizations.

Additional information regarding the agreement can be found at www2.transre.com/in-the-news/.

About Gen Re

Gen Re, a Berkshire Hathaway Company, is one of the leading Property/Casualty and Life/Health reinsurers in the world, with a global network of branch and subsidiary offices in key reinsurance markets. Gen Re is rated A++ (Superior) and AA+ by AM Best and Standard & Poor’s, respectively. For more information, visit www.genre.com.

About TransRe

TransRe is a reinsurance organization headquartered in New York with operations worldwide. Since 1978, TransRe has been offering clients the capacity, expertise and creativity necessary to structure programs across the full spectrum of property and casualty risks. TransRe is rated A+ and A by Standard & Poor’s and AM Best, respectively. Visit www.transre.com for additional information.

For further information, please contact:

Jeff Majtyka

JMSC Group

646-776-0886

jeff@jmscgroup.com